MAM Software Reports Fiscal Third Quarter Results

MAM delivers steady constant currency growth

BARNSLEY, England, May 15, 2017 /PRNewswire/ -- MAM Software Group, Inc. (NASDAQ Capital Market: MAMS) (the "Company" or "MAM"), a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries, announced the following financial results in accordance with U.S. generally accepted accounting principles (“GAAP”) for its third fiscal quarter and nine months ended March 31, 2017, through the filing on May 15, 2017 of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission:

(In thousands, except share and per share data)	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2017	2016	2017	2016
Net revenues	$7,873	$7,916	$23,317	$23,812
Gross profit	$4,306	$4,308	$12,938	$12,850
Operating income	$860	$855	$2,629	$2,637
Income before provision for income taxes	$662	$751	$2,189	$2,696
Net income	$678	$596	$2,141	$2,164
Earnings per share attributed to common stockholders – basic	$0.06	$0.05	$0.18	$0.17
Earnings per share attributed to common stockholders – diluted	$0.06	$0.05	$0.18	$0.17
Weighted average shares outstanding – basic	11,739	11,426	11,719	12,580
Weighted average shares outstanding – diluted	11,830	11,770	11,810	12,925

Michael Jamieson, MAM Software Group President and Chief Executive Officer commented, “Our third quarter financial results are consistent with our expectations and our near-term focus on completing key development projects. MAM business fundamentals are solid as we continue to attract new business at a steady pace, delivering revenue growth that approached double-digits on a constant currency basis. As fiscal 2017 year continues to unfold in-line with our plans, we are reaffirming our fiscal 2017 full-year guidance.”

“Our U.K. operations experienced steady growth and profitability while maintaining its strong market position,” continued Jamieson. “In North America, we remain focused on the development of VAST Online but we have also seen progress on other key growth initiatives. This was evidenced by over 20 percent growth in our North America revenues year-to-date. We believe the key client and industry relationships we have developed will continue to give us access to growth opportunities.”

Third Quarter Highlights:

●	Net revenues of $7.9 million were down slightly compared to the same period last year. On a constant currency basis, revenues were up 9% over the same period last year.

●	Recurring revenues were 82% of total revenues compared to 81% of total revenues for the same period last year.

●	Total Software as a Service (SaaS) revenues increased 24% year-over-year and 6% sequentially.

●

Operating income was $860,000, or 10.9% of revenues, versus $855,000, or 10.8% of revenues, for the same period last year. Changes in foreign currency exchange rates negatively impacted operating income by $166,000 as compared to the same period last year.

●

Adjusted EBITDA* was $1.1 million, or 13% of revenues, versus $1.1 million, or 14% of revenues, for the same period last year. Changes in foreign currency exchange rates negatively impacted Adjusted EBITDA* by $178,000 as compared to the same period last year.

●

Net income was $678,000 as compared to $596,000 in the same period last year. Changes in foreign currency exchange rates negatively impacted net income by $204,000, or $0.02 per basic and diluted share, as compared to the same period last year.

Third Quarter Financial Results:

Net revenues were $7.9 million for the quarter ended March 31, 2017 versus $7.9 million for the same period last year, a decrease of $43,000, or 0.5%.

●	On a constant currency basis, revenue was up 9.4% over the same period last year.

●

Recurring revenue for the quarter was $6.5 million, or 82% of total revenue, an increase of $98,000 or 1.5%, over $6.4 million, or 81% of total revenue, for the third quarter last year. Sequentially, recurring revenue increased $182,000, or 2.9%, compared to $6.3 million in the fiscal second quarter of 2017. On a constant currency basis, recurring revenue increased $792,000, or 12.4%, as compared to the third quarter last year, and increased by $220,000, or 3.2%, sequentially.

●

Total Software as a Service (SaaS) revenue for the quarter was $2.2 million, an increase of $433,000, or 24.3%, year-over-year and an increase of $132,000, or 6.3%, sequentially when compared to the second quarter of fiscal 2017. On a constant currency basis, SaaS revenue increased $691,000, or 38.8%, as compared to the third quarter last year, and increased by $148,000, or 6.4%, sequentially. The increase in the SaaS revenue was primarily attributable to a 25.3% increase in Autowork Online (SaaS) revenue for the quarter to $1.4 million, and a 22.7% increase in Autopart Online (SaaS) revenue for the quarter to $847,000.

●

Total Data as a Service (DaaS) revenue for the quarter was $2.2 million, a decrease of $192,000, or 8.0%, year over year, and an increase of $73,000, or 3.4%, sequentially when compared to the fiscal second quarter of 2017. On a constant currency basis, DaaS revenue increased $54,000, or 2.3%, as compared to the same period last year, and increased $90,000, or 3.8%, sequentially.

Gross profit for the quarter was $4.3 million, or 54.7% of total revenue, a slight decrease as compared to $4.3 million, or 54.4% of total revenue, for the same period last year. Changes in foreign currency exchange rates negatively impacted gross profit by $417,000 as compared to the same period last year.

Operating expenses for the quarter were relatively flat at $3.4 million as compared to the $3.5 million for the same period last year. Decreases in expenses from changes in foreign currency were primarily offset by increased investments in R&D and increases in commissions and other incentive compensation.

Operating income for the quarter remained relatively flat at $860,000, as compared to $855,000, for the same period last year. Changes in foreign currency exchange rates negatively impacted operating income by $166,000 as compared to the same period last year.

Other expense for the quarter was $198,000 as compared to $104,000 for the same period last year. The increase was primarily the result of the accelerated amortization of deferred financing due to refinancing the debt during the third quarter of 2017.

Net income for the quarter increased by $82,000, or 13.8%, to $678,000, or $0.06 per basic and diluted share, compared to net income of $596,000, or $0.05 per basic and diluted share, for the same period last year. Changes in foreign currency exchange rates negatively impacted net income by $204,000, or $0.02 per basic and diluted share, as compared to the same period last year.

Year-to-Date Highlights

●	Net revenues were $23.3 million, a decrease of 2.1% compared to $23.8 million in the same period last year. On a constant currency basis, revenues were up 9.6% over the same period last year.

●

Recurring revenues increased 1.3% to $19.2 million compared to $18.9 million in the same period last year. Recurring revenues were 82.3% of total revenues compared to 79.5% in the same period last year.

●	Total Software as a Service (SaaS) revenue increased 25.5% to $6.3 million compared to $5.0 million in the same period last year.

●

Operating income was $2.63 million, or 11.3% of revenues, versus $2.64 million, or 11.1% of revenues, for the same period last year. Changes in foreign currency exchange rates negatively impacted operating income by $644,000, as compared to the same period last year.

●

Adjusted EBITDA* was $3.3 million, or 14.1% of revenues, versus $3.6 million, or 15.1% of revenues, for the same period last year. Changes in foreign currency exchange rates negatively impacted Adjusted EBITDA* by $685,000, as compared to the same period last year.

●

Net income was $2.1 million as compared to $2.2 million in the same period last year. Changes in foreign currency exchange rates negatively impacted net income by $636,000, or $0.05 per basic and diluted share, as compared to the same period last year.

Year-to-Date Financial Results:

Net revenues were $23.3 million for the nine months ended March 31, 2017 versus $23.8 million for the same period last year, a decrease of $495,000 or 2.1%.

●	On a constant currency basis, revenues were up 9.6% over the same period last year.

●

Recurring revenues for the six months were $19.2 million, or 82.3% of total revenues, an increase of $245,000 or 1.3%, over $18.9 million, or 79.5% of total revenues for the same period last year. On a constant currency basis, recurring revenue increased $2.7 million, or 14.2%, as compared to the same period last year.

●

Total Software as a Service (SaaS) revenues for the nine months were $6.3 million, an increase of $1.3 million, or 25.5%, year-over-year. On a constant currency basis, SaaS revenue increased $2.2 million, or 43.2%, as compared to the same period last year. The increase in the SaaS revenues was primarily attributable to a 23.5% increase in Autowork Online (SaaS) revenues for the nine months to $3.9 million, and a 28.8% increase in Autopart Online (SaaS) revenues for the nine months to $2.4 million.

●

Total Data as a Service (DaaS) revenues for the nine months were $6.6 million, a decrease of $744,000, or 10.1%, year over year. On a constant currency basis, DaaS revenue increased $125,000, or 1.7%, as compared to the same period last year.

Gross profit for the nine months ended March 31, 2017 was $12.9 million, or 55.5% of total revenue, a slight increase from $12.9 million, or 54.0% of total revenue, for the same period last year. Changes in foreign currency exchange rates negatively impacted gross profit by $1.5 million, as compared to the same period last year. The increase in gross profit margins was primarily the result of an increase in higher margin nonrecurring revenues primarily related to Autopart software license deals and increased ALLDATA user counts, pricing, and customization, partially offset by increases in professional services headcount to support growth.

Operating expenses for the nine months ended March 31, 2017 increased by $96,000 to $10.3 million, an increase of 0.9% as compared to the $10.2 million for the same period last year. The increase was primarily the result of increases in R&D expenses primarily to support new client development, annual incentive plans, allowance for bad debts, and changes within the accounting and financing organization, partially offset by changes in foreign currency exchange rates and a decrease in sales and marketing expenses related to lower headcount.

Operating income for the nine months ended March 31, 2017 decreased slightly to $2.6 million as compared to $2.6 million for the same period last year. Changes in foreign currency exchange rates negatively impacted operating income by $644,000 as compared to the same period last year.

Other expense for the nine months ended March 31, 2017 was $440,000 as compared to other income of $59,000 for the same period last year. Interest expense increased $282,000 due to borrowings used to fund a public tender offer completed in the second quarter of fiscal year 2016 and the accelerated amortization of deferred financing due to refinancing the debt during the third quarter of 2017. Other income for the nine months ended March 31, 2016 included a $217,000 gain from the settlement of liabilities with certain vendors.

Net income for the nine months ended March 31, 2017 decreased by $23,000, or 1.1%, to $2.1 million, or $0.18 per basic and diluted share, compared to net income of $2.2 million, or $0.17 per basic and diluted share, for the same period last year. Changes in foreign currency exchange rates negatively impacted net income by $636,000, or $0.05 per basic and diluted share, as compared to the same period last year.

Balance Sheet and Other Financial Highlights

●	The Company ended the quarter with $819,000 in cash after capital expenditures and capitalized software development costs of $2.2 million year-to-date.
●	As of March 31, 2017, the Company had $8.5 million of debt outstanding under its term loan and nothing outstanding under its $2.75 million revolving loan facility.
●	Stockholders' equity increased from $5.0 million at June 30, 2016, or 36%, to $6.8 million at March 31, 2017.
●	As of March 31, 2017, there were 12.3 million shares of common stock outstanding.

Business Outlook

The Company's reaffirmed its expectations for fiscal year 2017 Adjusted EBITDA* of $4.1 million to $4.6 million.

Conference Call Information

The Company has scheduled a conference call for Tuesday, May 16, 2017, at 9 a.m. ET to review the results. Investors and interested parties can access the conference call by dialing:

●	Toll-Free: 1-888-747-4666
●	Toll/International: 1-913-312-1451
●	UK Toll-Free: 0 808 101 7548

A replay will be available until May 30, 2017 by calling 1-844-512-2921 (United States) or 1-412-317-6671 (toll/UK/international). Please use pin number 9381218 for the replay.

A live webcast as well as a replay of the call will be accessible at the investor relations section of the Company's website, www.mamsoftware.com. The replay will be active for 60 days following the conference call.

About MAM Software Group, Inc.

MAM Software is a leading global provider of cloud-based business and on-premise management solutions for the auto parts, tire and vertical distribution industries. The company provides a portfolio of innovative software (SaaS and packaged), data (DaaS), and integration (iPaaS) services that enable businesses to intelligently manage core business processes, control costs and generate new profit opportunities. MAM's integrated platforms provide a wealth of rich functionality including: point-of-sale, inventory, purchasing, reporting, data and e-commerce. Wholesale, retail and installer business across North America, the U.K. and Ireland rely on MAM solutions, backed by dedicated teams of experienced service and support professionals. For further information, please visit http://www.mamsoftware.com.

*Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted to exclude non-cash equity compensation, and other special non-recurring charges. A reconciliation of adjusted EBITDA to net income (loss) can be found at the end of the following tables. Adjusted EBITDA is commonly used by management and investors as an indicator of operating performance and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP and it should not be considered as an alternative to net income (loss), or other financial statement data presented in accordance with GAAP in our consolidated financial statements.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

MAM Software

Brian H. Callahan

Chief Financial Officer

610-336-9045 ext. 240

Hayden IR

James Carbonara

Regional Vice President

james@haydenir.com

646-755-7412

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31,	June 30,
	2017	2016
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$819	$491
Accounts receivable, net of allowance of $534 and $359, respectively	4,505	4,627
Inventories	381	221
Prepaid expenses and other current assets	1,090	1,495
Income tax receivable	124	535
Total Current Assets	6,919	7,369

Property and Equipment, Net	527	581

Other Assets
Goodwill	7,962	8,363
Intangible assets, net	632	739
Software development costs, net	7,031	5,234
Other long-term assets	96	68
TOTAL ASSETS	$23,167	$22,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,447	$1,618
Accrued expenses and other liabilities	1,858	1,811
Payroll and other taxes	907	1,188
Current portion of long-term debt	1,561	1,879
Current portion of deferred revenues	1,454	939
Sales tax payable	733	750
Income tax payable	-	1
Total Current Liabilities	7,960	8,186

Long-Term Liabilities
Deferred revenues, net of current portion	409	273
Deferred income taxes	498	535
Long-term debt, net of current portion	6,946	7,808
Other long-term liabilities	529	533
Total Liabilities	16,342	17,335
Commitments and Contingencies
Stockholders' Equity
Preferred stock: Par value $0.0001 per share; 2,000 shares authorized, none issued and outstanding	-	-
Common stock: Par value $0.0001 per share; 18,000 shares authorized, 13,050 shares issued and 12,260 shares outstanding at March 31, 2017 and 13,199 shares issued and 12,409 shares outstanding at June 30, 2016	1	1
Additional paid-in capital	16,458	16,162
Accumulated other comprehensive loss	(3,616)	(2,985)
Accumulated deficit	(3,644)	(5,785)
Treasury stock at cost, 790 shares at March 31, 2017 and 790 shares at June 30, 2016	(2,374)	(2,374)
Total Stockholders' Equity	6,825	5,019
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$23,167	$22,354

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Net revenues	$7,873	$7,916	$23,317	$23,812
Cost of revenues	3,567	3,608	10,379	10,962
Gross Profit	4,306	4,308	12,938	12,850

Operating Expenses
Research and development	1,003	1,005	2,854	2,819
Sales and marketing	917	905	2,859	3,016
General and administrative	1,471	1,436	4,423	4,071
Depreciation and amortization	55	107	173	307
Total Operating Expenses	3,446	3,453	10,309	10,213

Operating Income	860	855	2,629	2,637

Other Income (Expense)
Interest expense, net	(198)	(104)	(440)	(158)
Gain on settlement of liabilities	-	-	-	217
Total other income (expense), net	(198)	(104)	(440)	59

Income before provision (benefit) for income taxes	662	751	2,189	2,696

Income tax expense (benefit)	(16)	155	48	532

Net Income	$678	$596	$2,141	$2,164

Earnings per share attributed to common stockholders – basic	$0.06	$0.05	$0.18	$0.17
Earnings per share attributed to common stockholders - diluted	$0.06	$0.05	$0.18	$0.17

Weighted average common shares outstanding – basic	11,739	11,426	11,719	12,580
Weighted average common shares outstanding – diluted	11,830	11,770	11,810	12,925

Net Income	$678	$596	$2,141	$2,164
Foreign currency translation income (loss)	41	(252)	(631)	(1,068)
Total Comprehensive Income	$719	$344	$1,510	$1,096

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Nine Months Ended
	March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,141	$2,164
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	331	203
Depreciation and amortization	372	514
Amortization of debt discount and debt issuance costs	120	19
Deferred income taxes	5	(18)
Stock-based compensation expense	278	225

Changes in assets and liabilities:
Accounts receivable	(390)	48
Inventories	(173)	(64)
Prepaid expenses and other assets	314	431
Income tax receivable	338	-
Accounts payable	(121)	(256)
Accrued expenses and other liabilities	360	(585)
Payroll and other taxes	(209)	234
Deferred revenues	699	137
NET CASH PROVIDED BY OPERATING ACTIVITIES	4,065	3,052

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(88)	(71)
Capitalized software development costs	(2,136)	(2,009)
Business acquisition, net of cash acquired	-	(453)
NET CASH USED IN INVESTING ACTIVITIES	(2,224)	(2,533)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	9,519	10,500
Repayment of long-term debt	(10,681)	(476)
Common stock surrendered to pay for tax withholding	(149)	-
Repurchase of common stock for treasury	-	(161)
Repurchase of common stock	-	(15,000)
Payment of fees for repurchase of common stock	-	(118)
Payment of fees for acquisition of debt	(138)	(123)
NET CASH USED IN FINANCING ACTIVITIES	(1,449)	(5,378)

Effect of exchange rate changes	(64)	(342)
Net change in cash and cash equivalents	328	(5,201)
Cash and cash equivalents at beginning of period	491	6,793
Cash and cash equivalents at end of period	$819	$1,592

MAM SOFTWARE GROUP, INC.
Calculation of Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Non-GAAP)
(Unaudited) (In thousands)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,

	2017	2016	2017	2016

Net income (GAAP)	$678	$596	$2,141	$2,164
Interest expense, net	198	104	440	158
Provision for income taxes	(16)	155	48	532
Depreciation and amortization	120	178	372	514
Non-cash stock compensation	78	83	278	225
Adjusted EBITDA (Non-GAAP)	$1,058	$1,116	$3,279	$3,593